Exhibit 10.q

Description of Director Compensation pursuant to

Item 601(b)(10)(iii)(A) of Regulation S-K

The following is a description of Directors Compensation for First Bancorp (the “Company”), effective as of January 1, 2012.

The chairman of the Company receives a monthly retainer of $900. The chairman of First Bank, a wholly-owned subsidiary of the Company, receives a monthly retainer of $800. The chairman of the Audit Committee receives a monthly retainer of $700. All other directors are paid a monthly retainer of $600. The Company’s directors each receive a fee of $250 for each board meeting they attend. Board meetings are normally held monthly.

Directors who serve on the Audit Committee receive a fee of $350 for each Audit Committee meeting they attend. Directors who serve on the Executive Committee, Nominating and Corporate Governance Committee, Conflict of Interest Committee, Strategic Planning Committee or Compensation Committee receive $250 for each committee meeting they attend. Non-employee directors also receive $250 for each Retirement Committee meeting they attend.

The Company’s directors are also paid $250 for each board meeting of a Company subsidiary they attend. All directors of the Company are members of the board of directors of First Bank. Ten directors of the Company serve on the board of First Bank Insurance Services, a subsidiary of First Bank. The board of First Bank normally meets on a monthly basis, while the First Bank Insurance Services board normally meets on a quarterly basis.

Non-employee directors of the Company also participate in the Company’s equity plan. In June of each year, each non-employee director of the Company is expected to receive a grant of shares of common stock with a value of approximately $16,100.

Directors are also entitled to reimbursement of costs and expenses incurred in connection with attending bank educational conferences.